CYPRESS SEMICONDUCTOR CORPORATION

2013 STOCK PLAN

(Amended as of March 2015)

1.PURPOSES OF THE PLAN. THE PURPOSES OF THIS STOCK PLAN ARE:

•	to promote the long-term success of the Company’s business;
•	to attract and retain the best available personnel for positions of substantial responsibility; and
•	to provide long-term incentive to Employees, Consultants and Outside Directors that is aligned with the long-term interest of all stockholders.

2.COMPONENTS OF THE PLAN. THE PLAN PROVIDES FOR:

•

the discretionary granting of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units to Employees, Consultants and Outside Directors, which Options may be either Incentive Stock Options (for Employees only) or Nonstatutory Stock Options, as determined by the Administrator at the time of grant; and

•	the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units to Outside Directors pursuant to an automatic, non-discretionary formula.

3.STOCK SUBJECT TO THE PLAN. The maximum aggregated number of Shares authorized for issuance under the Plan is 174,495,220. The Shares may be authorized, but unissued, or reacquired Common Stock. Any Shares subject to Options or Stock Appreciation Rights shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares of Restricted Stock or Restricted Stock Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as 1.88 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.88 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with 1.88 Shares.

Subject to Section 16 of the Plan, If any Shares that have been subject to an option or SAR (whether granted under this Plan or the Terminated Plans) cease to be subject to such Option or SAR (other than through exercise of the Option or SAR), or if any Option or SAR granted hereunder or thereunder is forfeited, or any Option or SAR otherwise terminates prior to the issuance of Common Stock to the Participant, the Shares that were subject to such Option or SAR shall again be available for distribution in connection with future awards under the Plan (unless the Plan has terminated).

Shares that have actually been issued under the Plan upon exercise of an Option shall not in any event be returned to the Plan and shall not become available for future distribution under the Plan. With respect to SARs, when an SAR is exercised, the full number of shares subject to the SAR or portion thereof being exercised shall be counted against the numerical limits of this Section 3 above as one Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise. For example, if an SAR covering 100 shares is exercised by a Participant and the Participant receives 80 Shares (with 20 Shares withheld to cover the SAR exercise price), the Plan Share reserve shall be debited the full 100 Shares and such Shares will not be available for future distribution under the Plan. Similarly, if Shares are withheld to satisfy the minimum statutory withholding obligations arising in connection with the vesting, exercise or issuance of any Award (or delivery of the related Shares), such withheld Shares will not be available for future issuance under the Plan.

Shares of Restricted Stock (including Restricted Stock Units) that do not vest and thus are forfeited back to or repurchased by the Company shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares of Restricted Stock or Restricted Stock Units that vest shall not in any event be returned to the Plan and shall not become available for future distribution under the Plan.

Notwithstanding the foregoing and, subject to adjustment as provided in Section 16 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in the first paragraph of Section 3, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to the second and third paragraphs of this Section 3.

4.ADMINISTRATION OF THE PLAN.

4.1Procedure.

4.1.1Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Employees, Consultants and Directors.

4.1.2Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

4.1.3Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.4Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which Committee shall be constituted to satisfy Applicable Laws.

4.1.5Administration With Respect to Automatic Grants to Outside Directors.  Automatic grants to Outside Directors shall be pursuant to a non-discretionary formula as set forth in Section 10 hereof and therefore shall not be subject to any discretionary administration.

4.2Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

4.2.1to determine the Fair Market Value of the Common Stock, in accordance with subsection 23.19 of the Plan;

4.2.2to select the Consultants, Employees and Outside Directors to whom Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units may be granted hereunder;

4.2.3to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units are granted hereunder;

4.2.4to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

4.2.5to approve forms of agreement, including electronic forms, for use under the Plan;

4.2.6to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised and when Restricted Stock or Restricted Stock Units vest or are issued (which may, in either case, be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, any deferral features for Restricted Stock or Restricted Stock Units, including those with performance-based vesting criteria, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

4.2.7to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

4.2.8to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

4.2.9to modify or amend each Award (subject to subsection 18.3 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan (but not longer than the original Option or SAR term);

4.2.10to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or SAR or the vesting or issuance of Restricted Stock or Restricted Stock Units that number of Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

4.2.11to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

4.2.12to determine the terms and restrictions applicable to Awards; and

4.2.13to make all other determinations deemed necessary or advisable for administering the Plan.

4.3Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.ELIGIBILITY.

5.1Discretionary Awards.  Nonstatutory Stock Options, SARs, Restricted Stock and Restricted Stock Unit Awards may be granted to Employees, Consultants and Outside Directors. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Consultant or Outside Director who has been granted an Award may be granted additional Awards.

5.2Outside Director Awards.  Outside Directors shall also receive automatically granted Awards pursuant to Section 10 hereof.

6.LIMITATIONS.

6.1Each Option shall be designated in the Notice of Grant or Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

6.1.1of Shares subject to a Participant’s incentive stock options granted by the Company, any Parent or Subsidiary, which

6.1.2become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6.1.2, incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

6.2Neither the Plan nor any Award shall confer upon any Participant any right with respect to continuing the Participant’s employment or consulting relationship or tenure as a director with the Company, nor shall they interfere in any way with the Participant’s, the Company’s, or the Company’s stockholders’, right to terminate such employment or consulting relationship or tenure as a Director with the Company at any time, with or without cause.

6.3The following limitations shall apply to grants of Options and SARs to Employees:

6.3.1No Employee shall be granted, in any fiscal year of the Company, Options and SARs to purchase, in the aggregate, more than 3,000,000 Shares.

6.3.2The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in subsection 16.1 and any Spin-Off, split-off or similar transaction involving equity securities of a Subsidiary or former Subsidiary as described in subsection 16.4.

6.3.3If an Option or SAR is cancelled (other than in connection with a transaction described in Section 16), the cancelled Option or SAR will be counted against the limit set forth in subsection 6.3.1. For this purpose, if the exercise price of an Option or SAR is reduced (which would require prior stockholder approval pursuant to Section 22 hereof), the transaction will be treated as a cancellation of the Option or SAR and the grant of a new Option or SAR.

7.TERM OF PLAN.  The plan was amended and restated in 2013. It shall continue in effect until January 15, 2024, unless terminated earlier under Section 18 of the plan.

8.TERM OF OPTION OR SAR.  The term of each option or SAR shall be eight (8) years from the date of grant or such shorter term as may be provided in the notice of grant, option or SAR agreement. In the case of an incentive stock option granted to a participant who, at the time the incentive stock option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the company or any parent or subsidiary, the term of the incentive stock option shall be five (5) years from the date of grant or such shorter term as may be provided in the notice of grant or option agreement.

9.OPTION AND SAR EXERCISE PRICE; OPTION CONSIDERATION.

9.1Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:

9.1.1In the case of an Incentive Stock Option

9.1.1.1granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

9.1.1.2granted to any Employee other than an Employee described in paragraph (9.1.1.1) immediately above, the per Share exercise price shall be no less than one hundred (100%) of the Fair Market Value per Share on the date of grant.

9.1.2In the case of a Nonstatutory Stock Option or an SAR, the per Share exercise price shall be no less than one hundred percent (100%) of Fair Market Value per Share on the date of grant.

9.2Waiting Period and Exercise Dates.  At the time an Option or SAR is granted, the Administrator shall fix the period within which the Option or SAR may be exercised and shall determine any conditions which must be satisfied before the Option or SAR may be exercised. In so doing, the Administrator may specify that an Option or SAR may not be exercised until the completion of a service period or until certain performance milestones are achieved.

9.3Form of Option Consideration.  Except with respect to automatic stock option grants to Outside Directors, the Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such form of consideration shall be set forth in the Notice of Grant or Option Agreement and may, as determined by the Administrator (and to the extent consistent with Applicable Laws), consist entirely of:

9.3.1cash;

9.3.2check;

9.3.3promissory note;

9.3.4other previously-owned Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

9.3.5delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

9.3.6any combination of the foregoing methods of payment; or

9.3.7such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.GRANTS TO OUTSIDE DIRECTORS.

10.1Procedure for Grants.  Each Outside Director shall be granted an Award on the date of his or her initial election and annually thereafter on the date of the annual stockholder meeting (so long as the Outside Director has been serving as such for at least three months), in an amount determined by the Administrator in its sole discretion. Such Awards shall vest and be payable and subject to such other terms and conditions as may be determined by the Administrator.

10.2Outside Director Award Limitations.  No Outside Director may be granted, in any fiscal year of the Company, Awards, with a grant date fair value (determined in accordance with either GAAP or IASB Principles) of more than $500,000, increased to $750,000 in connection with his or her initial service.

10.3Consideration for Exercising Outside Director Stock Options.  The consideration to be paid for the Shares to be issued upon exercise of an Outside Director Option (granted on or prior to May 22, 2009) shall consist entirely of cash, check, other Shares of previously owned Common Stock which have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, and, for Options granted on or after the 2004 Company annual stockholder meeting, to the extent permitted by Applicable Laws, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or any combination of such methods of payment.

10.4Post-Directorship Exercisability.

10.4.1Termination of Status as a Director.  If an Outside Director ceases to serve as a Director, he may, but only within ninety (90) days, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise an Option at the date of such termination, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

10.4.2Disability of Director.  Notwithstanding the provisions of subsection 10.4.1 above, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her Disability, he or she may, but only within six (6) months, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, from the date of termination, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

10.4.3Death of Director.  In the event of the death of a Participant:

10.4.3.1during the term of the Option who is at the time of his death a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised, at any time within six (6) months, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, following the date of death, by the Director’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Participant continued living and remained in Continuous Status a Director for twelve (12) months after the date of death; or

10.4.3.2within thirty (30) days after the termination of Continuous Status as a Director, the Option may be exercised, at any time within six (6) months, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

11.EXERCISE OF OPTION OR SAR.

11.1Procedure for Exercise; Rights as a Stockholder.  Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option or SAR Agreement. An Option or SAR may not be exercised for a fraction of a Share.

An Option or SAR shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) for Options only, full payment for the Shares with respect to which the Option is exercised. Full payment for Options may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option or SAR shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option or SAR. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option or SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan.

Exercising an Option or SAR in any manner shall decrease the number of Shares thereafter available for sale under the Option or SAR by the number of Shares as to which the Option or SAR is exercised.

11.2Termination of Service.  Upon termination of a Participant’s Continuous Status as an Employee, Consultant or Director, other than upon the Participant’s death or Disability, the Participant may exercise the Option or SAR, but only within such period of time as is specified in the Notice of Grant, Option or SAR Agreement, and, unless otherwise determined by the Administrator, only to the extent that the Participant was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant or Option Agreement). In the absence of a specified time in the Notice of Grant, Option or SAR Agreement, the Option or SAR shall remain exercisable for thirty days following the Participant’s termination of Continuous Status as an Employee, Consultant or Director. If, at the date of termination, the Participant is not entitled to exercise the entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after termination, the Participant does not exercise the Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

11.3Disability of Participant.  In the event that a Participant’s Continuous Status as an Employee, Consultant or Director terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR at any time within six (6) months or such other period of time not exceeding twelve (12) months, as is specified in the Notice of Grant, Option or SAR Agreement, except in the case of stock option grants to Outside Directors, which shall be exercised as specified in Section 10. Unless otherwise determined by the Administrator, any such Options or SARs may only be exercised to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant, Option or SAR Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

11.4Death of Participant.  In the event of the death of a Participant (other than an Outside Director with respect to his or her stock option grant):

11.4.1during the term of the Option or SAR who is at the time of his or her death an Employee, Consultant or Director of the Company and who shall have been in Continuous Status as an Employee, Consultant or Director since the date of grant of the Option or SAR, the Option or SAR may be exercised, at any time within six (6) months following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Participant continued living and remained in Continuous Status as an Employee, Consultant or Director for twelve (12) months after the date of death; or

11.4.2within thirty (30) days after the termination of Continuous Status as an Employee, Consultant or Director, the Option or SAR may be exercised, at any time within six (6) months following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

12.STOCK APPRECIATION RIGHTS.

12.1The SAR shall entitle the Participant, by exercising the SAR, to receive from the Company an amount equal to the excess of (x) the Fair Market Value of the Common Stock covered by exercised portion of the SAR, as of the date of such exercise, over (y) the Fair Market Value of the Common Stock covered by the exercised portion of the SAR, as of the date on which the SAR was granted; provided, however, that the Administrator may place limits on the amount that may be paid upon exercise of a SAR; and

12.2SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Participant’s Award Agreement;

12.3Form of Payment.  The Company’s obligation arising upon the exercise of a SAR may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Administrator, in its sole discretion, may determine, but only as specified in the Notice of Grant or SAR Agreement. Shares issued upon the exercise of a SAR shall be valued at their Fair Market Value as of the date of exercise.

12.4Rule 16b-3.  SARs granted hereunder shall contain such additional restrictions as may be required to be contained in the Plan or Award Agreement in order for the SAR to qualify for the maximum exemption provided by Rule 16b-3.

13.RESTRICTED STOCK/RESTRICTED STOCK UNITS.

13.1Grant of Restricted Stock/Restricted Stock Units.  Subject to the terms and conditions of the Plan, Restricted Stock or Restricted Stock Units may be granted to Employees, Consultants and Outside Directors at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock or Restricted Stock Unit Award granted to any Participant (provided that during any Fiscal Year, no Participant shall receive more than 1,500,000 Shares in the aggregate of Restricted Stock or Restricted Stock Unit Awards) (ii) whether the form of the award shall be Shares or rights to acquire Shares (i.e., Restricted Stock Units), and (iii) the conditions that must be satisfied, which may include or consist entirely of performance-based milestones, upon which is conditioned the grant or vesting of Restricted Stock or Restricted Stock Units. The foregoing limitation in subsection 13.1.1(i) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in subsection 16.1 and any Spin-Off, split-off or similar transaction involving equity securities of a Subsidiary or former Subsidiary as described in subsection 16.4. For Restricted Stock Units, each such unit shall be the equivalent of one Share of Common Stock for purposes of determining the number of Shares subject to an Award. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock or Restricted Stock Unit, notwithstanding its vesting. Except with respect to Restricted Stock or Restricted Stock Units with a deferral feature and where delivery has been deferred to a time after the vesting date, as permitted by the Administrator in its sole discretion, the Company shall issue (or cause to be issued) such stock certificate promptly after the Restricted Stock or Restricted Stock Unit vests. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan and except that Restricted Stock and Restricted Units that have already vested but have not yet been delivered due to the Participant’s election to defer their delivery shall be credited with all dividends and other distributions relating to shares of Stock, which shall be delivered to such Participants simultaneously with the delivery of their deferred shares of Stock.

13.2Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock and Restricted Stock Unit Awards granted under the Plan. Restricted Stock and Restricted Stock Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time of grant, which may include such performance-based milestones as are determined appropriate by the Administrator, which may be Performance Goals, or for Restricted Stock or Restricted Stock Unit Awards not intended to qualify as “performance-based compensation” under Code Section 162(m), may be other performance-based milestones. The Administrator may require the recipient to sign a Restricted Stock or Restricted Stock Unit Agreement as a condition of the Award. Any certificates representing the shares of Stock awarded shall bear such legends as shall be determined by the Administrator.

13.3Restricted Stock or Restricted Stock Unit Award Agreement.  Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock or Restricted Stock Unit Award has a purchase price, such purchase price must be paid no later than the earlier of (i) eight (8) years following the date of grant, or (ii) the vesting date.

13.4Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

13.5Restricted Stock/Restricted Stock Unit Deferrals.  The Administrator, in its sole discretion, may permit Participants to defer the settlement of Restricted Stock or Restricted Stock Units in accordance with Code Section 409A and with rules and procedures established by the Administrator. Any deferred Restricted Stock or Restricted Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

14.LEAVES OF ABSENCE.  Unless the administrator provides otherwise, and subject to applicable laws, vesting of awards granted hereunder shall cease during any unpaid leave of absence. Moreover, unless the administrator provides otherwise, any employee who transfers his or her employment to a subsidiary and receives an equity incentive covering such subsidiary’s equity securities in connection with such transfer, shall cease vesting in awards granted under this plan until such time, if any, as such employee transfers from the employ of such subsidiary or another subsidiary directly back to the employ of the company.

15.TRANSFERABILITY OF AWARDS.  An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant; provided, however, that the Administrator, in its discretion, may permit the transfer of Awards to living trusts or other estate planning entities as permitted under Form S-8 promulgated under the Securities Act of 1933. If the administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the administrator deems appropriate; provided, however, that in no event may an Award be transferred in exchange for consideration.

16.ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR SIMILAR TRANSACTION, DISSOLUTION, MERGER, ASSET SALE OR CHANGE OF CONTROL.

16.1Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award (including deferred Restricted Stock and Restricted Stock Unit Awards that have not been settled), and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award or forfeiture or repurchase of unvested Restricted Stock or Restricted Stock Units, the price per share, if any, of Common Stock covered by each such outstanding Award, the limit on the number of Shares subject to an Option or SAR that may be granted to an Employee in any fiscal year under subsection 6.3.1, as well as the limit of the number of Shares that may be issued as Restricted Stock or Restricted Stock Unit Awards under subsection 13.1, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock award.

16.2Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, with respect to discretionary Awards granted under the Plan (but not with respect to Awards granted to Outside Directors) the Board may, in the exercise of its sole discretion in such instances, declare that any such Award shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Option or SAR as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable or accelerate the vesting of a Participant’s Restricted Stock or Restricted Stock Unit Award.

16.3Merger or Asset Sale.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to a discretionary Award granted under the Plan (but not with respect to Options granted to Outside Directors under Section 10), the Administrator may, in the exercise of its sole discretion and in lieu of such assumption or substitution, provide for the Participant to have the right to exercise such Option or SAR as to all of the Optioned Stock, including as to Shares which would not otherwise be exercisable or provide for the accelerated vesting of Restricted Stock or Restricted Stock Units. With respect to Options and restricted stock units granted to Outside Directors under Section 10, in the event that the successor corporation does not agree to assume such Options and restricted stock units or to substitute equivalent options or rights, each such outstanding Option and restricted stock unit shall become fully vested and exercisable, including as to Shares and units as to which it would not otherwise be exercisable, unless the Board, in its discretion, determines otherwise.

If the Administrator makes a discretionary Option or SAR fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant that the Option or SAR shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period.

For the purposes of this subsection, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase (or, in the case of Restricted Stock or Restricted Stock Units without a purchase price, receive), for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR or vesting of the Restricted Stock or Restricted Stock Unit Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

16.4Spin-Off or Split-Off.  Subject to any required action by the stockholders of the Company, the number and/or type of shares of covered by each outstanding Award (including deferred Restricted Stock and Restricted Stock Unit Awards that have not been settled), the number and/or type of shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award or forfeiture or repurchase of unvested Restricted Stock or Restricted Stock Units, the price per share, if any, of Common Stock covered by each such outstanding Award and the limit on the number of Shares subject to an Option or SAR that may be granted to an Employee in any fiscal year under subsection 6.3.1, as well as the limit of the number of Shares that may be issued as Restricted Stock or Restricted Stock Unit Awards under subsection 13.1 shall be appropriately and proportionately adjusted to account for any increase or diminution in value of an Award resulting from a Spin-Off, split-off or similar transaction involving equity securities of a Subsidiary or former Subsidiary. Any such automatic and non-discretionary adjustment or action shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

17.AWARD GRANT DATE.  The date of grant of an award shall be, for all purposes, the date on which the administrator makes the determination granting such option or restricted stock award, or such other later date as is determined by the administrator. Notice of the determination shall be provided to each participant within a reasonable time after the date of such grant.

18.AMENDMENT AND TERMINATION OF THE PLAN.

18.1Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

18.2Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Shares may not be added to the Plan (other than pursuant to Sections 3 or 16.1 hereof) without obtaining stockholder approval.

19.Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

20.CONDITIONS UPON ISSUANCE OF SHARES.

20.1Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Option or SAR or vesting of a Restricted Stock or Restricted Stock Unit Award unless the exercise of such Option or SAR or vesting of such Restricted Stock or Restricted Stock Unit Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20.2Investment Representations.  As a condition to the exercise of an Option or SAR or purchase of Restricted Stock or Restricted Stock Unit, the Company may require the person exercising such Option or SAR or purchasing such Restricted Stock or Restricted Stock Unit to represent and warrant at the time of any such exercise or purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.LIABILITY OF COMPANY.

21.1Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.2Awards Exceeding Allotted Shares.  If the Shares covered by an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with subsection 18.2 of the Plan.

22.RESERVATION OF SHARES.  The Company, during the term of this Plan, will at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan.

23.UNDERWATER OPTION EXCHANGES.  The Administrator may not permit the repricing, including by way of exchange, of any Award, without receiving prior stockholder approval.

24.DEFINITIONS.  As used herein, the following definitions shall apply:

24.1“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

24.2“Applicable Laws” means the legal requirements relating to the administration of stock option plans under federal and state corporate and securities laws, the Code and any stock exchange on which the Common Stock is listed or quoted.

24.3“Award” means an award hereunder of an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit.

24.4“Board” means the Board of Directors of the Company.

24.5“Code” means the Internal Revenue Code of 1986, as amended.

24.6“Committee” means a committee appointed by the Board or its Compensation Committee in accordance with Section 4 of the Plan.

24.7“Common Stock” means the Common Stock of the Company.

24.8“Company” means Cypress Semiconductor Corporation, a Delaware corporation.

24.9“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services; provided, however, that the term “Consultant” shall not include Outside Directors, unless such Outside Directors are compensated for services to the Company other than through payment of director’s fees.

24.10“Continuous Status as a Director” means that the Director relationship is not interrupted or terminated.

24.11“Continuous Status as an Employee, Consultant or Director” means that the employment, consulting or Director relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. Continuous Status as an Employee, Consultant or Director shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; provided, further, that on the ninety-first (91st) day of any such leave (where reemployment is not guaranteed by contract or statute) the Participant’s Incentive Stock Option shall cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

24.12“Director” means a member of the Board.

24.13“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

24.14“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

24.15“Exchange Act” means the Securities Exchange Act of 1934, as amended.

24.16“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

24.16.1If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value of a Share of Common Stock shall be the closing sale price for such stock (or the mean of the closing bid and asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the date of such determination (or, in the event such date is not a trading day, the trading day immediately prior to the date of such determination), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

24.16.2If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean of the closing bid and asked prices for such stock on the date of such determination (or, in the event such date is not a trading day, the trading day immediately prior to the date of such determination), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

24.16.3In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

24.17“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

24.18“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

24.19“Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

24.20“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

24.21“Option” means a stock option granted pursuant to the Plan or the Terminated Plans.

24.22“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

24.23“Optioned Stock” means the Common Stock subject to an Option or SAR.

24.24“Outside Director” means a Director who is not an Employee or Consultant.

24.25“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

24.26“Participant” means an Employee, Consultant or Outside Director who holds an outstanding Option or Restricted Stock award.

24.27“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or to include any items otherwise excludable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, the Philadelphia Semiconductor Sector Index or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating profit or net operating profit, (xvi) operating margin, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) credit rating, (xxi) objective customer indicators, (xxii) new product invention or innovation, (xxiii) attainment of research and development milestones, (xxiv) improvements in productivity, (xxv) attainment of objective operating goals, and (xxvi) objective employee metrics.

24.28“Plan” means this 2013 Stock Plan, as amended.

24.29“Restricted Stock/RSUs” means shares of Common Stock granted pursuant to Section 12 of the Plan.

24.30“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

24.31“Stock Appreciation Right” or “SAR” means a Stock Appreciation Right granted pursuant to Section 12 of the Plan.

24.32“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

24.33“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.